EXHIBIT 10.2

SEPARATION AND TRANSITION AGREEMENT

This Separation and Transition Agreement (the “Agreement”) is entered into effective April 11, 2008, by and between John F. DeLorenzo, in his individual capacity (“DeLorenzo”) and Entravision Communication Corporation, a Delaware corporation (the “Company”), as set forth below.

RECITALS

A. DeLorenzo has been employed as Company’s Executive Vice President and Chief Financial Officer, pursuant to the terms and conditions of that certain Executive Employment Agreement dated December 1, 2005 by and between the Company and DeLorenzo (the “Employment Agreement”).

B. DeLorenzo has been issued restricted stock units and options to purchase the Company’s Common Stock, each as set forth in Section 2 below.

C. The parties desire to enter into this Agreement memorialize certain agreements and understandings among the parties with respect to DeLorenzo’s employment with the Company and his equity incentive awards.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

AGREEMENT

1.	Resignation from Office; Termination of Employment Relationship. Effective as of the close of business on May 9, 2008 (the “Resignation Date”), DeLorenzo shall and hereby does by his execution of this Agreement resign as an officer and employee of the Company and any of the Company’s affiliated or subsidiary entities. Effective as of the Resignation Date, the Employment Agreement is hereby terminated and shall be of no further force or effect and hereinafter DeLorenzo’s relationship with the Company shall be governed by this Agreement. From and after the Resignation Date, DeLorenzo shall serve as an at-will consultant of the Company until December 31, 2008 (the “Termination Date”) during which period DeLorenzo shall be paid an aggregate amount equal to One Hundred Eight Thousand Four Hundred Twenty Five Dollars ($108,425) payable in equal monthly installments in arrears in accordance with the Company’s customary payment practices; provided, however, that for and during such period, DeLorenzo shall not be entitled to any bonus, car allowance or other compensation of any kind or nature. DeLorenzo shall not report to or be present at any office of the Company or any of its affiliated or subsidiary entities; provided, however that, during such time period, DeLorenzo shall be available to the Company on an as needed basis as directed by the Company and/or any authorized officer of the Company to provide services in connection with the Company’s accounting and financial functions, not to exceed ten (10) hours in any given month. Notwithstanding anything herein to the contrary, if DeLorenzo has not been terminated for cause pursuant to the terms of the Employment Agreement prior to May 9, 2008, then DeLorenzo shall also be entitled to a discretionary bonus for the first quarter of 2008 in an amount equal to Twenty Seven Thousand One Hundred Six Dollars ($27,106), payable in accordance with the Company’s customary payroll practices, less all applicable federal and state taxes and withholdings.

2.	Consideration.

a.	Restricted Common Stock. The Company has previously issued DeLorenzo an aggregate of 50,000 restricted stock units (the “Issued Restricted Stock Units”), 25,000 of which were issued in 2006 (the “2006 Units”) and 25,000 of which were issued in 2007 (the “2007 Units”), each pursuant to a Restricted Stock Unit Award by and between DeLorenzo and the Company (“Restricted Stock Unit Award(s)”). The Issued Restricted Stock Units are subject to vesting schedules as set forth in the applicable Restricted Stock Unit Award. For and in consideration of the covenants and releases granted herein, the Company has agreed, and each Restricted Stock Unit Award with respect to the 2006 Units shall be and hereby is amended to reflect, that, provided DeLorenzo has not been terminated for cause pursuant to the terms of the Employment Agreement prior to May 9, 2008, an aggregate of 25,000 of the 2006 Units (the “Vested Restricted Stock Units”) shall be deemed vested as of November 15, 2008 and the remaining Issued Restricted Stock Units shall be and hereby are immediately forfeited to the Company for cancellation and are null and void and of no further force or effect.

b.	Stock Options to Purchase Common Stock. The Company has previously granted DeLorenzo options to purchase an aggregate of 330,000 shares of the Company’s Common Stock (the “Options”) pursuant to option agreements for grants made on the following dates: December 20, 2002; January 29, 2004; April 6, 2004; and January 28, 2005 ( the “Option Agreements”), and each of the Options are fully vested in accordance with its respective terms. In accordance with the terms of each applicable Option Agreement, DeLorenzo shall have the right to exercise the Options until the date that is ninety (90) days after the Termination Date (i.e. March 31, 2009), at which time each Option shall automatically expire if not exercised prior to that date in accordance with the terms of the applicable Option Agreement and shall be of no further force or effect.

c.	No Other Equity. All other claims or rights with respect to any equity or other security in the Company in which DeLorenzo may possess (including, but not limited to, any other claim to common stock and/or common stock options) are hereby waived and forever released and terminated.

d.	Health Coverage. From and after the date of this Agreement through and including the Resignation Date, DeLorenzo shall continue to be eligible to participate in health benefit programs and plans of the Company in effect during such period to the extent DeLorenzo is currently participating in the same. Beginning on the Resignation Date and ending on the date that is eighteen (18) months thereafter, or November 30, 2009, DeLorenzo shall be eligible for COBRA benefits which would allow DeLorenzo to continue certain health care benefits at DeLorenzo’s sole cost and expense as permitted under each applicable benefit plan and under applicable federal or state law; provided that the costs and expense of such COBRA benefits shall be at the Company’s expense during the period beginning on the Resignation Date through the Termination Date.

3.	Return of Personal Property. Concurrently herewith, DeLorenzo shall return to the Company any and all personal property provided to him by the Company that is in his possession.

4.	General Release of All Claims:

a.

Except as expressly set forth in this Agreement, for and in consideration of the mutual covenants set forth herein, which are hereby excluded from and survive this general release, DeLorenzo, on his own behalf, and on behalf of his grantees, agents, representatives, heirs, devisees, trustees, assigns, assignors, attorneys, or any other entities in which DeLorenzo has an interest (collectively “Releasors”), hereby agrees to release and forever discharge by this Agreement the Company, its past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively “Releasees”) from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, arising from any acts or omissions occurring prior to the effective date of this Agreement by Releasees, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which he had or may claim to have against any of them. Releasors specifically release claims under all applicable state and federal laws, based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq.) (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, and the California Fair Employment and Housing Act, the California Workers’ Compensation Act, the California Labor Code, including sections 200, et seq., 970 and 132a, the California Civil Code, and the California Constitution, as well as all common law claims, whether arising in tort or contract (collectively referred to as “Released Matters”). If any governmental agency should assume jurisdiction over the claim, charge or complaint concerning alleged discrimination arising out of DeLorenzo’s employment with the Company, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge or complaint. DeLorenzo hereby acknowledges and agrees that, except as expressly set forth in this Agreement, the Company and Releasees have no other liabilities or obligations, of any kind or nature, owed to DeLorenzo in connection with or relating to DeLorenzo’s employment and/or business relationship with the same.

b.	Except as expressly set forth in this Agreement, for and in consideration of the mutual covenants set forth herein, which are hereby excluded from and survive this general release, the Company hereby agrees to release and forever discharge by this Agreement DeLorenzo, his past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively, “Releasees”) from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, arising from any acts or omissions occurring prior to the effective date of this Agreement by Releasees, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which he had or may claim to have against any of them (collectively referred to as “Released Matters”).

c.	With respect to the Released Matters described above, the parties expressly waive any and all rights under section 1542 of the California Civil Code, and any like provision or principal of common law in any foreign jurisdiction. Section 1542 provides as follows:

SECTION 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN [HIS OR HER] FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY [HIM OR HER] MUST HAVE MATERIALLY AFFECTED [HIS OR HER] SETTLEMENT WITH THE DEBTOR.

d.	Each party acknowledges that it may hereafter discover facts different from, or in addition to, those which said party now believes to be true with respect to the release of claims. Each party agrees that the foregoing release shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims and causes of action.

e.	Each of the parties, for him/itself and for his/its heirs, successors, agents, assigns and affiliates and any person or entity claiming by, through or under him/it, further agrees, promises, and covenants that they will not, nor will any person, organization or any other entity acting on their behalf, file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against the other parties released hereunder, their affiliates and successors and their respective officers, directors, employees, agents, and representatives, past and present, with respect to any released claims which are the subject of this Agreement.

5.	No Admission of Liability. This Agreement is intended to and does compromise disputed claims and shall not be construed as an admission of liability or wrongdoing by any party of any claim made by the other party.

6.	No Grievances. DeLorenzo represents and covenants that he has not filed and will not file any complaints, charges, causes of action, suits, claims or grievances against Releasees with any city, county, state, or federal agency or court arising out of or related to his relationship with the Company.

7.	Independent Investigation; Voluntary Agreement. Each party has made such investigation of the facts pertaining to this Agreement, and of all other matters pertaining thereto, as the party deems necessary. DeLorenzo represents that he has thoroughly read and understands the terms of this Agreement; that he agrees to the terms of this Agreement; and that he is voluntarily entering into this Agreement.

8.	Confidentiality.

a.	DeLorenzo hereby acknowledges and agrees that, during his employment with the Company, he had access to the Company’s trade secrets and proprietary information, including but not limited to, the Company’s products, services, research and development of new products and services, customers, methods of doing business, financial data, marketing plans and sales techniques, in each case that has or could have value to the Company, which if disclosed could be detrimental to the Company, and which the Company has taken reasonable steps to prevent from disclosure to the general public (collectively, “Proprietary Information”). DeLorenzo hereby agrees that (i) he will not use, disclose or reveal to any third party any such Proprietary Information; (ii) he has returned all confidential or Proprietary Information, documents, materials, apparatus, equipment, other physical property or the reproduction of any such property to the Company; and (iii) he recognizes that the unauthorized use or disclosure of the Proprietary Information is unlawful and that the Company may obtain damages or seek injunctive relief against DeLorenzo for any willful misappropriation of same, including treble damages and attorney fees.

b.	DeLorenzo hereby reaffirms his obligations to the Company regarding the Company’s privileged, confidential and proprietary information, including, without limitation, the confidentiality obligations set forth in the Employment Agreement and any confidentiality and/or non-disclosure agreement entered into between DeLorenzo and the Company or any of its affiliates of subsidiaries. DeLorenzo hereby represents and warrants that he has not disclosed or shared any such privileged, confidential or proprietary information of the Company with any person other than his attorney.

9.	Non-Solicitation; Non-Circumvention; Non-Competition. During the Benefit Period, DeLorenzo shall not: (i) appear at any facility operated by the Company, unless expressly asked to do so by a duly authorized representative of the Company, (ii) interfere with or distract any employee of the Company in the course of such employee’s performance of work for the Company, (iii) influence any of the Company’s employees to terminate their employment with the Company or to accept employment with any of Company’s competitors, or (iv) interfere with any of the Company’s business relationships, including, without limitation, those with customers, clients, suppliers, consultants, attorneys, accountants and other agents, whether or not evidenced by written or oral agreements. During the term of this Agreement until the Termination Date, DeLorenzo shall not be employed or engaged by or participate in any business that is in competition with the Company.

10.	Non-disparagement. DeLorenzo hereby agrees that he shall not in any way disparage, defame or otherwise cause to be published or disseminated, whether verbally or in writing, any negative or critical statements, remarks, comments or information regarding the Company or the Releasees, including, without limitation, any statement, remark or comment related to their respective businesses, reputation, products, practices, services or conduct. In addition, DeLorenzo shall not make any public statements regarding the Company, without the prior written approval of the Board of Directors of the Company. The Company agrees that it will not in any way disparage, defame or otherwise cause to be published or disseminated, whether verbally or in writing, any negative or critical statements, remarks, comments or information regarding DeLorenzo.

11.	Attorney’s Fees. In the event that either party brings an action, arbitration or proceeding to enforce, interpret or construe this Agreement (including an alleged violation of the confidentiality provisions of this Agreement), the prevailing party in such action, arbitration or proceeding shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

12.	Confirmation. DeLorenzo acknowledges that he has carefully read and fully understands the nature of this Agreement, that he has been advised to consult with an attorney of his choosing before executing this Agreement, that he has had the opportunity to consider this Agreement, and that all of his questions concerning this Agreement have been answered to his satisfaction. DeLorenzo also agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement. DeLorenzo further acknowledges that he has signed this document in the full knowledge that both the Company and he have agreed to compromise their rights and to reach a final and complete settlement which is forever binding on each of them and that their entire agreement concerning the subject matters hereof is contained in this Agreement which satisfies and supersedes any prior or contemporaneous, express or implied, agreements between the parties.

13.	Miscellaneous.

a.	This Agreement constitutes full, complete, unconditional, and immediate substitution for any and all rights, claims, demands, and causes of actions whatsoever, which heretofore existed or might have existed on behalf of any party against any other party and their successors, predecessors, subsidiaries, affiliates, parents, shareholders, partners, employees, agents, officers, and directors. This Agreement supersedes any and all agreements—whether written or oral—that may have previously existed between the parties. Further, this Agreement is the sole, and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises, or representations have been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected, or held out other than as may be expressly provided herein.

b.	In the event of DeLorenzo’s death, the rights described in this Agreement shall pass by will or by the laws of descentor distribution. This Agreement shall be binding upon the parties hereto, as well as upon all representatives, assigns, successors, heirs, affiliates and agents of the parties.

c.	The parties hereto each represent and warrant to the other party that except to the extent otherwise provided herein, that they have not assigned or transferred to any third party any of the rights, claims, causes of action or items to be released or transferred which they are obligated to transfer or to release as part of this Agreement.

d.	The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except upon the prior written consent of the parties hereto.

e.	This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without reference to its conflicts of laws provisions.

f.	Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

g.	Each party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement or of any of its terms and provisions, the same shall not be construed against any party.

h.	Should any provision of this Agreement be held illegal, invalid or unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall be construed as if the Agreement had never included the illegal, invalid or unenforceable provision.

i.	The parties acknowledge and agree that they have been represented by independent counsel in the negotiation, preparation and execution of this Agreement and that each of them have read this Agreement and has had it fully explained by his, her, or its counsel prior to its execution and is fully aware of its contents and legal effect.

j.	Each party represents that it is authorized to execute this Agreement. Each person executing this Agreement on behalf of a person or entity represents that he or she is authorized to execute this Agreement on behalf of said entity.

k.	This Agreement may be executed in counterparts, each of which shall be effective and binding on the parties as of the date first written above. Each such counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one and the same Agreement.

l.	In the event of a conflict or inconsistency between the body of this Agreement and the Restricted Stock Unit Awards, the Option Agreements and any other agreement between the Company and DeLorenzo, the terms of the body of this Agreement shall govern and each such conflicting document shall be and hereby is amended accordingly.

m.	This Agreement shall be deemed effective as of the date first written above.

n.	The parties acknowledge that each party is and shall act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract without the prior consent of the other.

* * * * IMPORTANT NOTICE * * * *

This Agreement includes a waiver of rights and claims that DeLorenzo may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.). This

waiver is in exchange for the consideration described in this Agreement. Pursuant to the Older Workers Benefit Protection Act (Public) law 101-433; 1990 S. 1551), DeLorenzo acknowledges that this Agreement is intended to apply as a waiver of rights and claims arising under the Age Discrimination in Employment Act of 1967. However, by executing this Agreement, DeLorenzo does not waive rights and claims under the Age Discrimination in Employment Act that may arise after the date of this Agreement and waiver is executed.           /s/ JDL           (Initials)

DELORENZO ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 45 DAYS. DELORENZO SHOULD DECIDE NOT TO USE THE FULL 45 DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES ANY CLAIMS THAT HE WAS NOT IN FACT GIVEN THAT PERIOD OF TIME OR DID NOT USE THE ENTIRE 45 DAYS TO CONSULT AN ATTORNEY AND/OR CONSIDER THIS AGREEMENT. DELORENZO ACKNOWLEDGES AND UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT, HE MAY REVOKE THIS AGREEMENT AND RELEASE, AND THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED. IF DELORENZO DOES NOT REVOKE THIS AGREEMENT AND THE RELEASE IN THE TIME FRAME SPECIFIED, THIS AGREEMENT AND RELEASE SHALL BE DEEMED TO BE EFFECTIVE AT 12:01 A.M. ON THE EIGHTH DAY AFTER DELORENZO EXECUTES THE SAME.           /s/ JDL           (Initials)

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first indicated above.

“Company”	Entravision Communications Corporation, a Delaware corporation

	By:	/S/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

“DeLorenzo”

/S/ JOHN F. DELORENZO
John F. DeLorenzo, in his individual capacity

[SIGNATURE PAGE TO CONFIDENTIAL SEPARATION AND TRANSITION AGREEMENT]